EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Alta Mesa Resources, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333‑224248) on Form S-8 of Alta Mesa Resources, Inc. and subsidiaries (the Company) of our reports dated August 26, 2019, with respect to the consolidated balance sheets of Alta Mesa Resources, Inc. and subsidiaries as of December 31, 2018, the related consolidated statements of operations, changes in stockholders’ equity (Successor), changes in partners’ capital (Predecessor) and cash flows for the period from January 1, 2018 to February 8, 2018 (Predecessor) and from February 9, 2018 to December 31, 2018 (Successor), and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appears in the December 31, 2018 annual report on Form 10‑K of Alta Mesa Resources, Inc.

Our report dated August 26, 2019 contains an explanatory paragraph that states that the consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations, and is facing risks and uncertainties surrounding its credit facility covenant compliance that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated August 26, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, expresses our opinion that Alta Mesa Resources, Inc. did not maintain effective internal control over financial reporting as of December 31, 2018 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that the following material weaknesses have been identified:

Control Environment

•	Insufficient internal resources with appropriate knowledge and expertise to design and implement, document and operate effective financial reporting processes and internal controls

•	Insufficient training of personnel on the COSO 2013 Framework and its implications on financial reporting and their related internal control roles and responsibilities

•
Ineffective assignment of personnel with sufficient experience to review information provided to third-party business valuation and technical accounting specialists and monitor the activities performed by them

•	Ineffective policies and procedures that held personnel accountable for defined internal control responsibilities through performance measurement plans and goals

Risk Assessment

•
Ineffective continuous risk assessment process to identify and evaluate the risk of misstatement due to error in recurring and nonrecurring financial reporting processes and to establish controls to mitigate those risks

•
Ineffective identification and assessment of risk of misstatement due to error resulting from changes in operations affecting financial reporting and internal control over both recurring and nonrecurring transactions

Information and Communication

•	Ineffective controls over the identification and processing of relevant and reliable information

•	Ineffective internal communication of such information on a timely basis to personnel responsible for financial reporting, and to those charged with governance

Monitoring Activities

•
Ineffective monitoring activities across the Company to ensure that the processes and internal controls related to the five COSO 2013 Framework components and underlying principles were present and functioning

•	Ineffective identification and timely remediation of control deficiencies

Control Activities

•	Ineffective control activities over both recurring and nonrecurring transactions including the Business Combination

•	Ineffective written policies and procedures at a sufficient level of detail to affect the design and evidence the consistent and timely operation of the controls

•	Ineffective controls over the financial statement close and disclosure process, including the completeness, existence and accuracy of the financial information

•
Ineffective user access information technology (IT) controls to production volumes application and data base and payroll application and ineffective automated controls and manual controls that are dependent upon the completeness and accuracy of information derived from these IT applications

•	Ineffective controls over the use of certain spreadsheets

•	Ineffective management review controls over various complex accounting estimates

Our report dated August 26, 2019, on the effectiveness of internal control over financial reporting as of December 31, 2018, also contains an explanatory paragraph that the Company acquired Kingfisher Midstream, LLC during 2018, and management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2018, Kingfisher Midstream, LLC. Kingfisher Midstream, LLC accounted for 32% of the Company’s consolidated total assets at December 31, 2018 and 12% of the Company’s consolidated operating revenue for the Successor Period. Our audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of Kingfisher Midstream, LLC.

/s/ KPMG LLP

Houston, Texas
August 26, 2019